Exhibit 23.3

Deloitte & Touche S.p.A. Galleria San Federico, 54 10121 Torino Italia Tel: +39 011 55971 Fax: +39 011 544756 www.deloitte.it

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 13, 2013 relating to the combined financial statements of the Fiat Industrial Group for the year ended December 31, 2010, before the retrospective adjustments to the financial statements discussed in the Notes to the consolidated financial statements under Significant Accounting Policies – “Accounting standards, amendments and interpretations effective from January 1, 2013 and adopted by the Group” (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the method of preparation of such financial statements due to the partial and proportional demerger of Fiat S.p.A. in favor of Fiat Industrial that occurred effective January 1, 2011) appearing in the Prospectus, which is part of the Registration Statement on Form F-4 (No. 333-188600) of FI CBM Holdings N.V. (now CNH Industrial N.V.) for the mergers of Fiat Industrial S.p.A. and CNH Global N.V. with and into FI CBM Holdings N.V.

/s/ DELOITTE & TOUCHE S.p.A.

Turin, Italy

September 30, 2013

Ancona Bari Bergamo Bologna Brescia Cagliari Firenze Genova Milano Napoli Padova

Palermo Parma Roma Torino Treviso Verona

Sede Legale: Via Tortona, 25 - 20144 Milano - Capitale Sociale: Euro 10.328.220,00 i.v.

Codice Fiscale/Registro delle Imprese Milano n. 03049560166 - R.E.A. Milano n. 1720239

Partita IVA: IT 03049560166

Member of Deloitte Touche Tohmatsu Limited